Exhibit 10.73

Confidential Materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote omissions.

AGENCY AGREEMENT No. VT-941/1207

Moscow	25 December 2007

Closed Joint Stock Company “TV DARIAL” (OGRN 1027739313205), hereinafter referred to as the “Principal”, represented by its General Director Ms. Vilma Martsulevichyute, acting pursuant to the Charter on one side, and Closed Joint Stock Company Video International “Trend” (OGRN 1027700294171), hereinafter referred to as the “Agent”, represented by Ms. T.A. Vavilova, Deputy General Director for Sales and Regional Network Development, acting pursuant to the power of attorney of April 5, 2007, on other side, hereinafter referred to as the “Parties”, entered into this Agreement as follows:

1. Definitions.

1.1. For the purposes of this Agreement the terms defined below have the following meanings:

1.1.1. “TV Channel (TV Channel Airtime)” means television broadcasting channel DARIAL TV, which broadcasting has been carried out under television broadcasting license TV No. 7284 dated May 14, 2003, issued to the Principal by the Ministry of the Russian Federation for Print, Television, Radio  and Mass Communication Media and television broadcasting license TV No. 11184 dated January 31, 2007, issued to the Principal by the Federal Authority for Supervision over Legal Compliance in Mass Communications and Cultural Heritage Protection.

1.1.2. “Advertising” means the information disseminated by any method, in any form and using any media, addressed to an unlimited audience and aimed at attracting attention to the advertised item, building and maintaining awareness of it and promoting it in the market.

1.1.3.  “Social Advertising” means the information disseminated by any method, in any form and using any media, addressed to an unlimited audience and aimed at accomplishing charity or other objectives of value to public as well as at promoting the national interests.

Social advertising may not mention any specific makes (models, articles) of products, trademarks, service marks or other means of their identification, any individuals and corporate entities except for mentioning governmental authorities, other instruments of the government, local or municipal authorities, municipal bodies that are not part of local administration and sponsors.

1.1.4. “Sponsorship Advertising” means the advertising disseminated under the condition that a certain person is to be mentioned as a sponsor.

Forms of Sponsorship Advertising: Sponsorship Advertising placed with interruption of a TV program/film; and Sponsorship Advertising placed as overlay ads in TV program\film, including by superimposing on the frame (line ads, logo, etc.) or otherwise integrating the sponsor’s marks into the television program content.

As part of this Agreement the Agent is engaged by the Principal to take legal and other actions for selling to the Clients the Sponsorship Advertising placed by interruption method;

1.1.5.  “Commercial” means an audiovisual production containing advertising usually with duration of up to 120 (one hundred twenty) seconds;

1.1.6. “Advertising program” means an audiovisual production containing advertising usually with duration of over 120 (one hundred twenty) seconds;

1.1.7 “Logo” means a unique design of the advertiser’s name used as a symbol to identify a product and often being its trademark.

This design is placed either in a static or dynamic form in any corner of the frame, but should not occupy more than 7% (seven percent) of the frame space and in no event should it lap over the broadcasting TV channel logo.

1.1.8                     “Line ad” means advertising type message broadcast within and between programs, presenter’s announcements and break bumpers by overlaying a static or dynamic text at the bottom of TV screen.

1.1.9                     “Break Bumper” means the presentation of the advertised object or advertiser/sponsor in the beginning, in the middle or in the end of a program/film;

Agent	Principal

V.L. Vshyvkin	A.E. Rodnyansky

1.1.10.           “TV Shop” means an advertising program (advertising material), containing advertising of one or more of advertised items (several products, etc.) and providing a contact phone number or other method of communication, by which consumers may order any of the products advertised in the program for home delivery.

1.1.11.           “Advertising Services” means the acceptance by the Principal for broadcasting inside the TV Channel broadcasts, Slots, Moscow Advertising (including the Sponsorship Advertising, placed by interrupting a TV program/film and the Social Advertising, placed on charge basis).

1.1.12.           “Centrally Originated Advertising” means the advertising broadcast on the TV Channel in all regions covered by TV Channel programming distribution network within the Russian Federation and not to be excluded from the broadcasts or replaced with other audio/video productions.

1.1.13.           “Regional Advertising” means advertising placed in the TV Channel airtime for broadcasting solely within the territory of certain cities and regions of the Russian Federation.

1.1.14.           “Moscow Advertising” means a type of regional advertising placed on the TV Channel within the time intervals agreed between the Agent and the Principal to be broadcast exclusively within Moscow and the Moscow region.

1.1.15              “Principal’s own promotion” means announcers of the TV Channel programming components, TV Channel Advertising, the Principal’s announcements of marketing and other events organized and conducted by it;

1.1.16.           “Unauthorized Advertising” means the advertising broadcast by the Principal on the TV Channel on its own without participation and obtaining a prior written consent of the Agent.

The Unauthorized Advertising shall be deemed to include:

a)                                      TV Channel break bumpers, opening and closing the advertising blocks, which do not contain third party advertising;

b)                                     the Principal’s own announcements;

c)                                      advertising placed by the Principal consistent with the requirements of this Agreement;

d)                                     Centrally Originated Advertising;

e)                                      Regional Advertising broadcast within Russian cities/regions other than Moscow and the Moscow region;

1.1.17. “Clients” means the advertisers (including sponsors), other third parties representing the advertisers (or sponsors) under respective agreements, as well as third parties ordering the placement of sponsorship or social advertising.

1.1.18.            “Brokers” means agents, sub-agents, brokers, sub-brokers and proxies of the Agent or, agents, sub-agents, brokers and sub-brokers of the proxies for the Agent;

1.1.19. “Principal’s Actual Advertising Revenue” shall consist of:

•  revenues generated by advertising agreements made by the Clients both through the Agent/Brokers and directly with the Principal (or persons authorized by the Principal) upon the Agent’s consent (as set forth in section 3.1.7 hereof)  net of the value added tax;

•  revenues generated by advertising agreements made by the Clients with the Principal (or persons authorized by the Principal other than the Agent), under which advertising services are to be provided after the date of this Agreement, net of the value added tax;

•  other revenues (fines, penalty interests and other income including the termination fee), due to the Principal and actually received by the Agent/Brokers/Principal in transactions entered into with Clients by the Agent or Brokers;

1.1.20. “Entering into transactions” means taking such actions as to create, vary or terminate private rights and obligations (concluding, amending (agreeing on amendments), including agreement extensions or terminations, as well as taking physical actions that result in legally binding consequences);

1.1.21. “reporting period” means one calendar month;

1.1.22. “Intra-Day Program Substitution” means change in broadcasting time (within the same broadcasting day) of programs broadcast on the TV Channel.

1.1.23. “Cross-promotion” means advertising information on any third parties (hereinafter referred to as “Counterparties”), if the Counterparty(-s) places (place) in turn the advertising information on the Principal pursuant to provisions of the agreements concluded by the Principal with a Counterparty(-s).  Counterparties for the purposes of this paragraph of the Agreement can be only a mass media outlet (mass media offices, publishers), and the advertising information presented by them for placement can only be about the Counterparty or a respective mass-media outlet (a mass-media group of the respective Counterparty).

1.1.24. “Scheduling Sheet” means a schedule of all of the TV Channel transmissions second-by-second covering one day’s airtime (from commencement through the end of broadcasting);

Agent	Principal

V.L. Vshyvkin	A.E. Rodnyansky

1.1.25.            “Spot” means an interval agreed by the parties in accordance with the procedure set forth in section 2.3 hereof allocated within the TV Channel airtime for inserting the Moscow Advertising. The Spot Schedule will be provided by the Principal in electronic form. Spots are indicated on the Scheduling Sheet and are identified within the TV Channel broadcasts in a special manner that will be advised by the Principal to the Agent.

1.1.26.            “Interactive Element” means an element of programming that enables viewers to participate by making phone calls or sending sms or e-mail messages or otherwise.

2. Scope of Agreement

2.1. In accordance with this Agreement the Agent agrees to take in its own name for a fee certain legal and other actions on behalf and on the account of the Principal to sell to the Client the advertising services offered by the Principal commencing from January 1, 2008 and ending on December 31, 2010 (including all television programs on the New Year night up to 6 a.m., Moscow time on January 1, 2011).

2.2. The Principal shall pay to the Agent a fee for taking legal and other actions set forth in section 2.1. hereof in such amounts and according to such procedure as provided hereunder.

2.3. The Principal agrees to broadcast the advertising placed by the Agent under the agreements made with the Clients pursuant to this Agreement. For the purpose of performance of the obligations to the Clients under agreements entered into by the Agent, the Principal shall allocate time intervals (Spots) for the placement of advertising that are to be agreed between the Parties for the respective period.  The advertising volumes shall be agreed in accordance with this Agreement.

2.4 The Agent shall act on exclusive basis; the Principal agrees not to enter with third parties without the Agent’s prior written consent into any similar agency agreements, or commission or engagement agreements intended to sell advertising. The provisions of this section are not applicable to the placement of the Centrally Originated Advertising,  Sponsorship advertising within a TV program/film, placed by overlay method, the Principal’s own promotion, as well as to the Cross Promotion.

2.5. This Agreement shall not apply to pre-election advertising, social advertising broadcast on no-charge basis and broadcasting on the TV Channel of the Interactive Elements.

3. Obligations of the Parties

3.1. Obligations and rights in connection with entering into transactions and approving their terms

3.1.1. The Principal shall grant to the Agent a power to take legal and other actions in connection with selling advertising without any further approval on the part of the Principal, and the Agent shall contract the sale of such services to the Clients being first and foremost guided by the best interests of the Principal, the terms and conditions of this Agreement, the instructions of the Principal as to the terms and conditions  relating to the pricing of advertising in agreements with the Clients, which shall be contained in Appendix 1 hereto as well as by all other appendices and addenda to this Agreement.

3.1.2. The Agent shall seek to secure the best possible conditions for the Principal in the agreements between the Agent and the Clients. The Agent may, subject to the Principal’s consent, enter into advertising placement agreements on terms different from those set forth in Appendix 1, if it was impossible to obtain better contractual conditions, and, where by contracting on such terms that are different from those set forth in Appendix 1, the Agent has averted even more negative consequences for the Principal.

3.1.3. The Parties agreed that TV shop advertising with lengths of up to 45 (Forty Five) seconds may be accepted by the Agent for placement on the TV Channel for broadcasting in Moscow and the Moscow Region without additional approval by the Principal. TV shop advertising with lengths of over 45 (Forty Five) seconds may be accepted by the Agent for placement on the TV Channel for broadcasting in Moscow and the Moscow Region only subject to additional approval by the Principal.

3.1.4                      The Agent’s Client Agreements shall contain the following provisions:

•  the Client shall strictly comply with legal requirements as to the content and design of the advertising materials;

•  provision allowing for unilateral termination of the agreements by the Agent by notice to the Clients no earlier than 30 (thirty) days prior to the termination date;

•  provision allowing the Principal to refuse to broadcast the Moscow Advertising in case the Principal reasonably believes that these advertising materials are not in compliance with the law of the Russian Federation;

Agent	Principal

V.L. Vshyvkin	A.E. Rodnyansky

•   the Client shall be fully responsible for the content and design of the Moscow Advertising placed under this Agreement, for any violations of copyrights and neighboring rights in respect of the works being part of the Moscow Advertising.  Any financial claims, including from the authors and owners of the neighboring rights in respect of the Moscow Advertising, shall be settled by the Client itself and at its cost.

•  the Agent (the Principal) shall not guarantee coverage for the TV Channel broadcasts within the entire Moscow region;

•  line ads shall not be accepted for placement on the TV Channel for broadcasting in Moscow and the Moscow Region;

•  TV shop advertising with lengths of over 45 (Forty Five) seconds may not be placed on the TV Channel for broadcasting in Moscow and the Moscow Region in the interval between 7 p.m. and 1 a.m.;

•  the Agent shall take every effort to ensure that minimal penalties be provided for breach of arrangements relating to placement of advertisements.

3.1.5. The Agent shall carry all rights and obligations under agreements with Clients made pursuant to this agency arrangement, even if the Principal was named in any such agreement and entered into direct arrangements with the Clients.

3.1.6. The Agent may engage third parties for the performance of this Agreement, always remaining responsible to the Principal for the actions of such third parties, provided that the cost of such third party services is paid by the Agent from the agency fees due to it under this Agreement.

3.1.7. The Principal shall enter into direct arrangements for sale of its advertising services as the same are defined in section 1.1.11 hereof and shall grant to third parties a right to enter into such arrangements only subject to a prior written consent of the Agent and upon such conditions as shall be agreed with the Agent, for which purpose a written form is provided in Appendix 2 hereto.

3.1.8. The Agent shall deliver to the Principal reports on the performance of the Principal’s engagement pursuant to the procedure set forth in section 4.15. hereof.

3.1.9 The Agent shall within five days from receipt of the Principal’s request in writing provide to the Principal any information (copies of agreement, invoices, letters, etc.), relating to the Agent’s transactions with the Clients entered into pursuant to this Agreement.

3.2 Obligation of the Principal to inform on programming schedule and placement of advertising in the TV Channel airtime.

3.2.1. The Principal shall provide to the Agent the Programming schedule (including approximate schedule for advertising blocks) of the TV Channel in effect as of the date of this Agreement.

The principal shall notify the Agent on changes in the TV Channel’s Programming Schedule at least 30 days before such changes take effect.

The Principal shall deliver to the Agent by an electronic communication a Scheduling Sheet at least two days before the Moscow Advertising is scheduled to go on air.

The broadcasting time for various components of the TV Channel broadcasts as set forth in the Scheduling Sheet may deviate from the times indicated in the Programming schedule by no more than ten minutes. The actual timing of transmission of the elements of the TV Channel broadcasts may not deviate from that set forth in the Scheduling Sheet by more than two minutes.

The procedures for placement of advertising in Moscow and the Moscow region are as set forth in “Procedures for placement of advertising in Moscow and the Moscow region”, which is attached as Appendix 3 hereto.

The Principal may not modify the broadcasting schedule or advertising volumes except as provided in this section and in cases of changes made in connection with the intra-day program substitution, the events of national significance, declaration of days of national mourning where such changes in the broadcasting schedule could not be reasonably agreed with the Agent and provided the Agent was informed of such changes in the broadcasting schedule in writing within 2 days after the changes were made.

The Programming Schedule and Spot Schedule as well as information on any changes therein shall be delivered in electronic form as well as in hard copy signed by the Authorized representative of the Principal with the Principal’s original seal affixed.

3.2.2                     The Principal shall ensure that the technical conditions of the TV Channel broadcasting are strictly maintained and proper coverage for the TV Channel is ensured.

3.2.3                     The Principal shall allocate within the TV Channel programming schedule the Spots with the total length of at least 30% allocated for the placement of the Advertising Materials in the TV Channel daily airtime, except for the days of maintenance on the TV Channel.

Agent	Principal

V.L. Vshyvkin	A.E. Rodnyansky

3.3. Obligations and rights of the Parties with respect to acceptance, insertion or broadcasting of advertisements.

3.3.1. Video recordings of the Advertising shall be delivered to the Principal on Betacam SP video tapes at 16 Dokukina Street, building 1, Moscow.

The advertisements shall be delivered together with the accompanying documents required to develop programming schedule sheets for placing the advertising in the TV Channel airtime.

The advertising materials shall only be accepted if the same are in a ready form and conform to the Principal’s technical requirements.

3.4 The Agent shall have a discretion to reject without any consultations with the Principal any advertising of the Clients that is non-compliant with Russian law or Technical requirements of the Principal. If there are doubts as to the placement of advertisements in dispute (those advertisements that the Client insists on being  compliant with the Advertising Law) the Agent may deliver a written request to the Principal for the latter to decide (the advertisements in dispute may be delivered to the Principal on the tape (including VHS tapes)  or as an electronic file), which should promptly review the request and respond in writing with reasonable explanations within two business days from the receipt of the written request from the Agent (refer to Section 6 hereof). If such response is given in electronic form the original of the response in hard copy shall be delivered to the Agent within 14 calendar days after the date, on which the electronic response was given.

3.5. When accepting advertising matter from the Agent, the Principal may reject the advertising accepted and delivered by the Agent if the Principal determines that it is not compliant with Russian law, Technical requirements or is inconsistent with the creative, artistic or ethical concepts underlying the Principal’s programming policy.  The Principal shall deliver to the Agent a written notice of rejection with reasonable explanations for such rejection no later than within two business days from the date on which such advertisement was delivered.

In the event that the Agent did not receive in a timely manner the Principal’s notice of rejection and the advertisement delivered to the Principal was not broadcast on the TV Channel, the Agent shall consider this as non-performance by the Principal and shall be entitled to claim penalties from the latter as set forth in section 5.4 hereof.

3.6. The Principal shall be allowed not to broadcast advertising on days that were declared advertisement-free by the order issued by the TV Channel management. In such case the Principal shall by way of specific performance have an obligation, upon the Client’s demand and in accordance with the Client-approved schedule, to broadcast the advertisement not run on the TV Channel of the same duration without additional payment or, if it is provided by the Client Agreement, to reduce the cost of its services and return a respective amount within such period of time and on such conditions, as provided hereunder.

3.7. Obligations and rights of the Parties with respect to monitoring the broadcasting of advertising and performance of obligations.

3.7.1. The Parties shall put in place necessary monitoring procedures to ensure that the advertisements were broadcast in full and correctly.

The Principal shall deliver to the Agent in a timely manner (within five days from receiving a request) ad run reports, confirming the broadcast of the advertisements prepared on the basis of the data, provided by the Agent.

3.7.2. If unexpected or other circumstances arise that prevent the performance of an advertising placement agreement, the Agent shall immediately inform the Principal about this.

3.7.3. In the event a Client fails to perform obligations in a transaction the Agent shall take appropriate steps to collect such outstanding amounts and then, if requested, shall assign to the Principal the claims relating to such transaction in compliance with the rules applicable to claim assignments.

3.7.4 In the event that the advertising services have been performed by the Principal improperly through the fault of the Agent the Agent shall itself and at its own cost settle such matters with the Clients.

3.8                               Obligations and rights of the Parties with respect to placement of Cross-promotion

3.8.1                     The Parties agree that if needed and provided that the placement of such advertising does not result in breach of the Client Agreements the Principal may upon the Agent’s consent, which should not be unreasonably withheld, to place in the TV Channel airtime Cross-promotion, the Principal’s own promotion as well as advertising of entities (or other advertised items owned or promoted by them), of which the Principal is a manager, participant or shareholder or of the Principal’s affiliate (persons being part of the same group with the Principal) within time intervals allocated and designated for the Moscow Advertising with the total

Agent	Principal

V.L. Vshyvkin	A.E. Rodnyansky

duration of up to 120 (One Hundred ) seconds a day subject to limitation to 60 (Sixty) seconds in the interval between 7 p.m. and 1 a.m.

The Principal shall request the Agent’s consent for the placement of such materials at least ten days before the same are to be broadcast and if the Agent failed to provide a substantiated refusal for such placement at least five days before the scheduled date of broadcast of such materials, the Agent’s consent shall be deemed to have been given.

In any case such advertising may not occupy more than 5% of such time intervals allocated by the Principal for advertising contracted by the Agent and the Principal during a month and may not be to the detriment of the Agent’s proposed commercial placements.

The said materials may be placed solely if the advertising time in the intervals, in which such materials are expected to be placed, have not been sold to other Clients. Such materials can be removed from the TV Channel airtime, if the advertising time in the respective intervals have been sold by the Agent to the Clients subject to at least five calendar days’ notice to the Principal.

4. Financial Arrangements

Agent’s Fee:

4.1. The agency fee of the Agent for the performance of legal and other actions shall be equal to 15% (fifteen percent) of the Principal’s Actual Gross Revenue in a given reporting period.

The Agent’s entitlement to the agency fee shall arise from the moment the Advertising services were actually performed by the Principal in the relevant reporting month.

4.2. The accrued agency fee due to the Agent (section 4.1. of this Agreement) shall be increased by the amount of value added tax in accordance with the applicable law of the Russian Federation.

The agency fee shall be calculated from the Principal’s Actual Gross Revenue, determined by the Parties in Rubles (if the advertising rates are set in US Dollar equivalent – at the exchange rate published by the Central Bank of the Russian Federation as of the last day of the reporting month) in a statement for the respective reporting period.

The payment of the agency fee to the Agent shall be made in the manner provided respectively in sections  4.4. to 4.11. hereof.

Settlement Procedures:

4.3. The price for the placement of Advertising in the Client Agreements shall be fixed:

•  in Client Agreements with Russian resident Clients and non-resident Clients paying in Rubles – in Russian Rubles;

•  in Client Agreements with non-resident Clients paying in currencies other than Russian Rubles - in US Dollars.

The advertising services contracted by the Clients shall be subject to value added tax in accordance with the applicable law of the Russian Federation.

4.4. The payments in Russian Rubles under Client Agreements shall be made to the Agent’s current account.

Subject to sections 4.6., 4.8., 4.9 and 4.10. hereof, the Agent shall be required to transfer the amounts received  under such Client Agreements to the Principal within three banking days. The said three day period shall be counted from the moment the Agent receives an attachment to the bank statement showing that the funds have been credited to the Agent’s account.

To the extent a particular transaction was entered into with the involvement of the brokers, all funds received under the Client Agreements should be transferred to the Principal (subject to sections 4.9. and 4.11. hereof) within ten bank days from the date of receipt of the funds from the Client.

4.5. The Agent may upon approval of the Principal instruct the Client to make the payment in Russian Rubles under the Agent’s Client Agreement directly to the Principal’s current account.

Agent	Principal

V.L. Vshyvkin	A.E. Rodnyansky

4.6. The Agent may transfer to the Clients in Russian Rubles those amounts that are to be returned to the latter under the Client Agreements made with them, including from the funds received from other Clients to the Agent’s account for the benefit of the Principal, but not yet paid to the Principal.

4.7. The payments in US Dollars under the Client Agreements with the non-resident Clients shall be paid to the Agent’s transit currency account.

The Agent shall be required to transfer the amounts received to the Principal’s transit currency account within three banking days. The said three-day period shall be counted from the moment of receipt by the Agent of the attachment to the bank statement showing that the funds have been credited to the Agent’s account.

4.8. In those cases when any hard currency amounts received should be returned to the Client in accordance with the respective Client Agreement with the same, then:

•  if such amount has already been transferred by the Agent to the Principal, the Principal shall transfer to the Agent’s transit currency account within ten days the amount to be returned to a non-resident Client in US Dollars and the Agent shall then return the amount so received to the respective Client. The said ten-day period shall be counted from the receipt by the Principal of the Agent’s letter demanding the return accompanied by the respective documents relating to the non-resident Client; and

•  if such amount has not been transferred to the Principal and is still held in the Agent’s transit currency account, the latter shall transfer to the Client in US Dollars the respective amount to be returned.

In the event that the Principal fails to transfer to the Agent’s transit currency account the amount to be returned to the non-resident Client in US Dollars within ten-day period, the Agent shall be entitled to withhold such amount out of the amounts of the receipts from the Clients in Russian rubles, to purchase hard currency (in US Dollars) in such amounts as will be sufficient for the return of the funds to the non-resident Client and to transfer such amount to be returned to the non-resident Client’s account.

4.9. Out of the amounts in Rubles received to the current accounts of the Agent/broker for the benefit of the Principal under the Client Agreements the Agent/broker (under agreement with the Agent) shall be entitled to retain the following amounts:

•  15% of the difference between the funds received in Russian rubles to the current accounts of the Agent/brokers and/or the Principal and the funds returned by the Agent/brokers and/or the Principal to the Clients under the terms of the agreements with the latter;

•  15% of the difference between the Ruble equivalent of US Dollar funds received to the transit currency accounts of the Agent/brokers for the benefit of the Principal under agreements with non-resident Clients and the Ruble equivalent of US Dollar funds returned by the Principal and/or the Agent/brokers to the non-resident Clients under the terms of the agreements with the latter. The Ruble equivalent of US Dollar funds shall be calculated at the exchange rate, published by the Russian Central Bank as of the date the funds were received in the transit account of the Agent/broker from a non-resident Client.

4.10. The settlements between the Parties shall be made on a daily basis as long as payments are received from the Clients. The Agent shall be entitled to withhold the Agent’s fee on a daily basis. The date of payment as between the Parties hereunder shall be the date, on which the funds are withdrawn from the payer’s account as evidenced by a bank statement.

4.11. In the event that the amount retained on the Agent’s current account is in excess of the amount due to the Agent as the agency fee for the reporting period, the surplus shall be counted as an advance towards the agency fee in the future period settlements.

4.12 The Parties agree that the Agent/brokers shall contract with the Clients on such terms and conditions that the advertising services provided by the Principal be paid for in full no later than within 45 (forty five) days from the end of the respective reporting period.

4.13 No expenses (costs) of the Agent incurred by it in the performance of this Agreement shall be subject to separate reimbursement to it by the Principal (section 2 of art. 975 of the Russian Civil Code).

Reporting:

4.14. Upon transferring the funds, the Agent shall deliver to the Principal a notification report in the form approved by the Parties.

Agent	Principal

V.L. Vshyvkin	A.E. Rodnyansky

To the extent the Principal has any objections with respect to the submitted notification report it shall within 5 (Five) calendar days from receipt thereof deliver to the Agent its objections in writing.  If no objections are raised within such period, the report shall be deemed accepted.

4.15 After the end of each reporting month (by fifteenth day of the month after the reporting one, the Parties shall execute a two-way statement (the “Statement”), which shall set forth:

•                                          the Principal’s Actual Gross Revenue for the reporting period;

•                                          the amount of receipts to the Agent’s/broker’ accounts during the reporting period under the agreements, entered into by the Agent/brokers, including in payment for the Advertising services in the current, past and future periods;

•                                          the amount of funds which the Agent has transferred to the Clients in accordance with the terms of the Client Agreements;

•                                          the amount of receipts to the Principal’s accounts, as stated for the reporting period under the agreements, entered into by the Agent/brokers, including in payment for the Advertising services in the current, past and future periods;

•                                          the amount of funds which the Principal paid to the Clients;

•                                          the amount of the agency fee due to the Agent for the reporting period;

•                                          the amount of funds paid to the Agent as the agency fee (including amounts retained by the Agent), including as payments in respect of the reporting period and as advances towards payments in respect of a future period or as payments for past periods;

•                  other details, which the parties shall deem appropriate to reflect in the Statement.

The Agent shall deliver together with the Statement a report on the services provided (the “Agent’s Report”) in the form approved by the Parties.

To the extent the Principal has any objections with respect to the submitted Statement and /or the Agent’s Report it shall within 4 (Four) calendar days from receipt thereof deliver to the Agent its objections in writing.  If no objections are raised within such period, the Statement and /or the Agent’s Report shall be deemed accepted and the engagement completed.

4.16.  The Statement shall be submitted by the Agent together with the invoice for the agency fee.

5.  Liability of the Parties and Releases

5.1. If obligations under this Agreement have not been performed or have been performed improperly, a Party shall be liable to compensate to the other Party damages caused by such non-performance or improper performance.

5.2. In respect of delayed payments under this Agreement the delaying Party shall pay a penalty interest at the rate of 0.01% (one hundredth of percent) on the amount of the delayed payment for each day of delay.

5.3. In the event of any Unauthorized Advertising has been run in the TV Channel broadcasts the Principal shall pay to the Agent a penalty equal to 50,000 (Fifty Thousand) Rubles net of VAT for each 30 seconds of airtime occupied by such Unauthorized Advertising.

5.4. In the event the Principal’s obligation to broadcast advertising was performed improperly and inconsistently with the terms of the agreement entered into with the Client by the Agent/broker (i.e. the Principal failed to broadcast advertising or broadcast it at a time or on a date, other than agreed for such advertising to go on air, failed to observe the sequence of advertisement broadcasting, broadcast a wrong version of the commercial, failed to ensure that the same is broadcast with proper quality, etc.) as well as where services were not provided without proper notification of the Agent, the Principal shall by way of specific performance have an obligation, upon the Client’s demand and in accordance with the Client-approved schedule, to broadcast the advertisement not run on the TV Channel with the same duration without additional payment or if it is provided by the Client Agreement to reduce the cost of its services and return a respective amount within such period of time and on such conditions as provided hereunder.

Furthermore, to the extent provided under the agreement entered into with the Client by the Agent/broker the Principal in accordance with the terms of the Agreement between the Agent/broker and the Client shall have an obligation to compensate for damages to the extent of non-performed obligations, i.e. shall place additional Client’s advertising in the volume, which in any case may not be greater than the volume of advertising not broadcast and/or improperly broadcast.

Agent	Principal

V.L. Vshyvkin	A.E. Rodnyansky

5.5                               If either Party fails to comply with section 8.1 of this Agreement by rescinding this Agreement unilaterally and this Agreement is terminated according to section 8.4, the terminating Party shall pay to the other Party a penalty:

•                  If the termination is by the Agent – the penalty amount shall be calculated as the cost of the Principal’s services for three months preceding the rescission of the Agreement.

•                  If the termination is by the Principal – the penalty amount shall be calculated as the Agent’s fee for three months preceding the rescission of the Agreement.

The penalty shall be paid within 10 (Ten) calendar days from the date of termination of this Agreement.

5.6                               The penalties due under this section shall be payable by the defaulting Party unconditionally and always subject to receipt by the latter of the other Party’s demand.  The payment shall be made within 30 (Thirty) days from the issuance of the respective invoice.

5.7. The Parties shall be relieved of the liability for non-performance or improper performance of the obligations under this Agreement, if such non-performance or improper performance was caused by the conditions of force-majeure, i.e. circumstances of extraordinary nature unavoidable in a particular situation, such as natural calamities, fires, military hostilities, revolutions, strikes, legislative changes, enactment of mandatory regulations, unscheduled broadcast addresses of the government officials (President of the Russian Federation, Chairman of the Government of the Russian Federation, State Duma Speaker) and other circumstances beyond the control of the Parties.

5.8. A Party that is unable to perform its obligations under this Agreement shall promptly, but no later than within five days, notify the other Party of the occurrence and cessation of such circumstances. In such case, the Parties’ representatives should as soon as possible consult with each other and agree on the steps to be taken by the Parties.

The occurrence and duration of such circumstances shall be confirmed by documents issued by respective competent authorities or entities.

5.9. A failure to notify or to notify in a timely manner on the occurrence of such circumstances shall result in the Party that failed to notify or to give a timely notification losing its right to claim any such circumstances as relieving it from the liability for the failure to perform its obligations in a timely manner.

6. Notices under the Agreement

6.1. The Parties shall deliver all applications, notices and requests to each other to the agreed addresses, fax and telephone numbers by courier services with a copy by fax or electronic mail. Any such application, notice or request shall be deemed delivered:

•  in case of delivery by courier – on the day of delivery;

•  in case of delivery by fax - on the day of delivery, if delivered during normal business hours.

•  in case of delivery by electronic mail - on the day of delivery, if delivered during normal business hours.

6.2. All requests of the Agent to the Principal or of the Principal to the Agent shall be reviewed by the respective Party within two business days after the receipt of the request and replied to in writing within the same period of time (by fax, electronic mail or courier service). In the event the response is not received within the said period (failure of either party to this Agreement to respond) the other contracting party shall be entitled to proceed as follows:

•                                          If the question in the request was such that one Party requested a straightforward “yes” or “no” answer, the second Party shall regard the silence of the other Party (the “first Party”) as a “yes” answer.

•                                          If the request was for the first Party’s opinion with regard to a certain issue, the second Party shall regard the silence of the first Party as the latter’s consent for the second Party to act at its own discretion.

6.3. The actions of the Party taken in compliance with section 6.2. of the Agreement shall be deemed to have been taken in accordance with the terms of this Agreement without exceeding the authority and in the event  any negative consequences arise such Party may not be held liable in any way.

7. Dispute Resolution

7.1. All disputes and controversies that may arise out of or in connection with this Agreement shall to the extent possible be resolved through negotiations.

7.2. In the event the Parties fail to reach agreement, the dispute is to be resolved by the Moscow Arbitration Court.

Agent	Principal

V.L. Vshyvkin	A.E. Rodnyansky

8. Agreement Validity

8.1. This Agreement shall come into effect upon execution and shall be valid through December 31, 2010 (including all TV programs of the New Year night up to 6 a.m. Moscow time on January 1, 2011).

8.2. The Agent shall have the right to contract with the Clients for the placement of advertising, where the services are to be provided beyond the term of this Agreement only subject to prior consent of the Principal.

8.3 The Agent shall have the right to contract with the Clients for the placement of advertising, where the services are to be provided beyond the term of this Agreement only subject to prior consent of the Principal. If at the time of termination and/or rescission of this Agreement the placement of the advertising under any agreement made by the Agent in accordance with this Agreement has not been completed, the obligations of the Parties shall terminate upon completion of broadcasting of the advertising in transactions entered into before 6 a.m. on January 1, 2011 and after completion of all settlements and payments of penalties in accordance with this Agreement. That is the parties shall continue to honor agreements made by the Agent with the Clients for the placement of advertising that are outstanding as of the date of termination of this Agreement (the Agent shall continue to issue invoices and to receive its fees as well as to complete settlements with the Principal as provided by the terms of this Agreement).

8.4 Either Party may terminate this Agreement by giving to the other Party 90 (Ninety) days’ notice of its intention to terminate this Agreement. Such notice shall be given by registered mail with acknowledgement of receipt or by courier delivery.

8.5 Any reorganization, change of legal form, shareholders and/or management (whether sole and/or collective) of the Parties shall not constitute a ground for the termination and/or change of the provisions set forth in this Agreement.

8.6. Upon expiry of the term of this Agreement it can be renewed by agreement of the Parties.

9. Miscellaneous

9.1. This Agreement is made and executed in two equally binding counterparts with one for each Party.

9.2. All and any amendments and supplements to this Agreement shall only be valid if made in writing and signed by the authorized representatives of the Parties.

9.3. All and any amendments and supplements to this Agreement shall constitute its integral part.

9.4. All terms and conditions of this Agreement shall be confidential.

Each of the Parties shall take every effort in order to prevent third parties from reviewing this Agreement without consent of the other Party.

If required by the authorized government agencies (law enforcement, tax and others) as well as auditors/consultants, either Party may allow them to review this Agreement without obtaining prior consent, but always subject to written notification to the other Party. If either Party fails to comply with the requirement set forth in this section, such Party shall be liable for damages suffered by the other Party.

9.5. The headings of the clauses in this Agreement shall be used for convenience of reference only and shall not be construed as either limiting or broadening the meaning of the provisions of this Agreement.

9.6 The Parties shall have an obligation to promptly notify each other in writing on all changes in the corporate form, address, banking and other details.

10.                               Registered Address, Business Address, Bank Details and Signatures of the Parties

Principal:

Closed Joint-Stock Company ‘TV Darial’	Video International Trend Joint
16 Dokukina St., building 1, 129226, Moscow,	Stock Company
Russian Federation	Registered address: 25 Akademika
Legal Address: 4 Akademika Koroleva St., building 4	Pavlova street, Moscow, 121359
129515, Moscow,	Actual address: 25 Akademika
Russian Federation	Pavlova street, Moscow, 121359
[**]	[**]
[**]	Acc. [**]
Current account [**]	SBERBANK, OPERATION DEPARTMENT

Agent	Principal

V.L. Vshyvkin	A.E. Rodnyansky

Closed Joint-Stock Company CB ‘Svenska	Moscow, Russia
Handelsbanken’, Moscow
Correspondent account [**]	SWIFT: [**] Video International
BIK [**]	Trend Joint Stock Company
Closed Joint-Stock Company “TV DARIAL”	Registered address: 25 Akademika
16 Dokukina St., building 1, 129226, Moscow,	Pavlova street, Moscow, 121359
Russian Federation	Actual address: 25 Akademika
Account [**] at Federal Bank	Pavlova street, Moscow, 121359
for Innovation and Development, Moscow
[**]Via Deutsche Bankers Trust Company Americas,	[**],
New York, USA (SWIFT code [**])	Acc. [**]
account No. [**] of Federal Bank for	SBERBANK, OPERATION DEPARTMENT
Innovation and Development	Moscow, Russia

SWIFT: [**]

On behalf of the Principal

On behalf of the Agent

Deputy general Director for Sales and Regional

General Director	Network Development

Vilma Martsulevichyute /seal/	T.A. Vavilova /seal/

Agent	Principal

V.L. Vshyvkin	A.E. Rodnyansky